Exhibit 99.1 Press Release dated June 2, 2011

 Citizens First Bank, Inc. to Purchase Banking Center in Bowling Green, KY from Republic Bank & Trust Company

NEWS For Immediate Release
Contact: Todd Kanipe, CEO tkanipe@citizensfirstbank.com Steve Marcum, CFO smarcum@citizensfirstbank.com Citizens First Corporation 1065 Ashley Street, Suite 150 Bowling Green, KY 42103 270.393.0700

BOWLING GREEN, KY, June 2, 2011 – Citizens First Bank, Inc. (“Citizens”), a subsidiary of Citizens First Corporation (NASDAQ: CZFC), has entered into a definitive agreement to purchase a banking center located in Bowling Green, Kentucky from Republic Bank & Trust Company (“Republic Bank”), a subsidiary of Republic Bancorp, Inc. (NASDAQ: RBCAA).

The agreement provides that Citizens will purchase certain fixed assets and outstanding loans and assume all deposits of Republic Bank’s Bowling Green banking center. Citizens will also make employment offers to all branch-based employees of the banking center as part of the transaction. In the aggregate, the transaction includes approximately $35 million in deposits and approximately $14.5 million in loans. The transaction is subject to customary closing conditions, including regulatory approvals, and is anticipated to be completed during August 2011.

M. Todd Kanipe, President and Chief Executive Officer of Citizens stated, “We are excited to expand our presence in Bowling Green.  This location complements our three existing branches in Warren County and will add further shareholder value to our company. We are committed to providing the type of personal service that our customers expect from a community bank.”

After completion of this transaction, Citizens will have 9 branches in southcentral Kentucky. Citizens’ acquisition of this branch will result in total assets of approximately $395 million and deposits of approximately $337 million.

Forward-Looking Statements

This press release contains statements about the proposed purchase of a Republic branch office and other assets by Citizens and the impact on Citizens. These statements are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are preceded by terms such as "expects," "believes," "anticipates," "intends" and similar expressions. Forward-looking statements are not guarantees of future performance. These statements are based upon current expectations, forecasts and assumptions that are subject to risks, uncertainties and other factors that could cause actual outcomes and results to differ materially from those indicated by these forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, the satisfaction of customary closing conditions set forth in the various agreements between the parties, including the receipt of regulatory approval for the branch sale, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in Citizens filings with the Securities and Exchange Commission.

                                   2